Exhibit (n)

MORGAN STANLEY FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of July 28, 1997, as hereby amended and restated as of April 29, 2022. The Plan relates to shares of the open-end investment companies to which Morgan Stanley Investment Management Inc. acts as investment adviser (the “Adviser”), that are listed on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”). The Funds are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.          DISTRIBUTION ARRANGEMENTS

One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act or otherwise, the Funds have each adopted Plans of Distribution and Shareholder Service Plans (the “12b-1 Plan”) or such other Plans under which shares of certain Classes are subject to the service and/or distribution fees (“12b-1 Fees”) or other fees as described below.

1.         Class A Shares

Class A shares are offered with a front-end sales load (“FESL”). The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction or waiver are set forth in each Fund’s current prospectus. As stated in each Fund’s current prospectus, Class A shares may be purchased at net asset value (without a FESL): (i) in the case of certain large purchases of such shares; and (ii) by certain limited categories of investors, in each case, under the circumstances and conditions set forth in each Fund’s current prospectus. Class A shares purchased at net asset value may be subject to a contingent deferred sales charge (“CDSC”) on redemptions made within twelve months after purchase. Further information relating to the CDSC, including the manner in which it is calculated, is set forth in paragraph 9 below. Class A shares are also subject to payments under each Fund’s Distribution and/or Shareholder Service Plan to reimburse Morgan Stanley Distribution, Inc. (the “Distributor”), its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries for distribution and/or shareholder service expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of the Financial Industry Regulatory Authority (“FINRA”) (of which the Distributor is a member).

2.         Class C Shares

Class C shares are offered without imposition of a FESL, but will in most cases be subject to a CDSC of 1.00% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 9 below. In addition, Class C shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution and shareholder service expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 1.00% of the average daily net assets of the Class. A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of FINRA guidelines.

3.          Class L Shares (formerly, Class C Shares)

Class L shares are offered without imposition of a FESL or a CDSC. In addition, Class L shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution and shareholder service expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 0.75% of the average daily net assets of Class L with respect to each Fund other than Morgan Stanley Global Fixed Income Opportunities Fund (formerly, Morgan Stanley Flexible Income Fund), Morgan Stanley Mortgage Securities Trust and Morgan Stanley U.S. Government Securities Trust, for which such 12b-1 payments are assessed at an annual rate of up to 0.50% of the average daily net assets of Class L. A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of FINRA guidelines.

4.          Class I Shares

Class I shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, as disclosed in each Fund’s current prospectus.

5.          Class R6 Shares (formerly, Class IS Shares)

Class R6 shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors who meet an initial minimum investment requirement of $5,000,000 or are defined contribution, defined benefit or other employer sponsored employee benefit plan, in each case provided that the plan trades through an intermediary that combines its clients’ assets in a single omnibus account, whether or not such plan is qualified under the Internal Revenue Code, in each case subject to the discretion of the Adviser, and (ii) certain other limited categories of investors, as disclosed in each Fund’s current prospectus. In addition, no sub-accounting or other similar fees or any finder’s fee payments are charged or paid on Class R6 shares.

6.          Class T Shares

Class T shares are offered with a FESL. The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction or waiver are set forth in each Fund’s current prospectus. Class T shares are also subject to payments under each Fund’s Distribution and/or Shareholder Service Plan to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries for distribution and/or shareholder service expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of FINRA.

7.         Class IR Shares

Class IR shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors who meet an initial minimum investment requirement of $5,000,000 or are defined contribution, defined benefit or other employer sponsored employee benefit plan, in each case provided that the plan trades through an intermediary that combines its clients’ assets in a single omnibus account, whether or not such plan is qualified under the Internal Revenue Code, in each case subject to the discretion of the Adviser, and (ii) certain other limited categories of investors, as disclosed in each Fund’s current prospectus. In addition, no sub-accounting or other similar fees or any finder’s fee payments are charged or paid on Class IR shares. Class IR shares are eligible for revenue sharing arrangements, as disclosed in each Fund’s Prospectus.

8.          Additional Classes of Shares

The Boards of Directors/Trustees of the Funds have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

9.          Calculation of the CDSC

Any applicable CDSC is calculated based upon the lesser of net asset value of the shares at the time of purchase or at the time of redemption. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund’s prospectus.

II.          EXPENSE ALLOCATIONS

Expenses incurred by a Fund will be allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 or service fees, sub-accounting fees and expenses of a Fund’s operations which are directly attributable to such Class are allocated directly to that Class.

III.        CLASS DESIGNATION

All shares of the Funds held prior to July 28, 1997 (other than the shares held by certain employee benefit plans established by Morgan Stanley & Co. LLC (formerly, Morgan Stanley & Co. Incorporated) and shares of Funds offered with a FESL) have been designated Class B shares. Shares held prior to July 28, 1997 by such employee benefit plans have been designated Class I shares. Shares held prior to July 28, 1997 of Funds offered with a FESL have been designated Class I shares. Prior to December 2007, Class I shares were named Class D shares. Prior to February 25, 2013, Class L shares were named Class C shares. Class IS shares were established on February 28, 2013. Prior to April 29, 2022, Class R6 shares were named Class IS shares. Class C shares were established on April 30, 2015. Class IR shares were established on December 6, 2017.

IV.        CONVERSION FEATURES

In addition to the below conversion features, conversion features for a Class of shares are also effected in accordance with the procedures disclosed in each Fund’s Prospectus.

1.         Class I, Class R6 and Class IR

Subject to the Adviser’s discretion and effected in accordance with the procedures disclosed in each Fund’s Prospectus, Class I shares of a Fund may be converted into either Class R6 shares or Class IR shares of the same Fund, Class R6 shares of a Fund may be converted into Class IR shares of the same Fund and Class IR shares of a Fund may be converted into Class R6 shares of the same Fund.

2.       Shares of a Fund may be converted into Class T shares, provided a shareholder meets the eligibility requirements for investing in the Class T shares. If a CDSC is applicable to such shares being converted, then the conversion to Class T shares may not occur until after the shareholder has held the shares for the applicable CDSC period. A Fund reserves the right to refuse any conversion request. Financial Intermediaries may impose restrictions on conversions, or may not make conversions available at all.

V.         EXCHANGE PRIVILEGES

Same Share Class of Different Funds

Shares of each Class may be exchanged for shares of the same Class of the other open-end investment companies to which Morgan Stanley Investment Management Inc. acts as a sponsor and investment adviser (each, a “Morgan Stanley Multi-Class Fund”) and for shares of a “Morgan Stanley Money Market Fund” (as such terms are defined in the prospectus of each Fund, and together with the “Morgan Stanley Multi-Class Funds,” the “Morgan Stanley Funds”), if available, without the imposition of an exchange fee, as described in each Fund’s prospectus and/or statement of additional information. Class T shares do not have exchange privileges.

This exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund’s prospectus.

VI.        VOTING

Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

MORGAN STANLEY FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

SCHEDULE A

AT APRIL 29, 2022

CLASS A, C, L, I, R6, IR and T SHARES

Morgan Stanley Europe Opportunity Fund Inc.

Morgan Stanley Global Fixed Income Opportunities Fund

Morgan Stanley Mortgage Securities Trust

Morgan Stanley Insight Fund

Morgan Stanley U.S. Government Securities Trust